EXHIBIT 10.1

URON Management Agreement

This agreement is entered into this 1st day of August 2006 by and between Multiband Corporation (“Multiband”) and URON, Inc. (“System Operator”).

WHEREAS, System Operator has requested Multiband to provide customer service and billing as set forth in the terms and conditions of this agreement.

1.
Multiband Services and Duties. The System Operator hereby agrees to contract Multiband to provide certain services and Multiband agrees to provide certain services to System Operator and its subscribers as outlined in Exhibit A. In addition to the foregoing, Multiband will maintain subscriber records and provide monthly reporting to System Operator. Multiband will use its best efforts to maximize call center efficiencies and automation to assist in the System Operator’s growth and profitability. The System Operator hereby agrees that in order to provide 24 hours a day, 7 days a week coverage, that outside of the below stated hours, calls are covered by a 3rd party call center. Hours will be extended based on call volumes.

Current Hours of Operation - Central Standard Time
•	Monday - Friday 7:00 am - 12 midnight
•	Saturdays 9:00 am - 7:00 pm
•	Sundays 9:00 am - 5:00 pm

2.	System Operator Responsibilities. The System Operator hereby acknowledges that it is still responsible for its MDU systems and the maintenance thereof, along with, but not limited to the following:

1.	provide Multiband with any information required about the MDU systems to enable Multiband to ensure subscriber support;
2.	notify Multiband of any promotions the System Operator my deploy;
3.	warn Multiband of any action that may increase call volume to the call center
4.	give a written thirty (30) day notice of any rate increase the System Operator may apply
5.	System Operator must have the ability to receive electronic reporting on a platform agreed upon by Multiband

3.
Service Rates/Payment Terms. Multiband shall receive payment for services provided to the System Operator as set forth in Exhibit A. Such payments shall be due to Multiband on the tenth (10th) day of the month following the service provided for the previous month. Failure to pay on or before the due date will result in an interest penalty equal to 18% per annum. In the event System Operator has not paid Multiband for services rendered by any payment due date, then Multiband is hereby authorized by System Operator to pay itself by extracting the delinquent amounts plus interest from the revenue received from System Operator’s subscribers.

Exhibit 10.1 Page 1

4.	Term. The initial term of this agreement shall be 1 year and shall automatically renew for an additional 1 year period with written consent of both System Operator and Multiband.

5.	Indemnification. The System Operator agrees to indemnify and hold Multiband harmless to any losses, costs, expenses or liabilities relating to the performance of Multiband’s obligations hereunder.

6.	Amendments. This Agreement may not be amended, changed or modified without written consent from both parties.

7.
No Partnership. Nothing in this Agreement constitutes a partnership or joint venture. It is understood that Multiband and System Operator are independent entities and this Agreement is a contracted relationship.

8.	Governing Law. This Agreement shall be governed by the laws of the Sate of Minnesota.

9.
Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by each party that each and every representation, warranty, undertaking and agreement made in this Agreement, on the part of the other party, was not made or intended to be made as a personal or individual representation, undertaking or agreement on the part of any past, present or future general, limited partner, officer, director or shareholder or any of them, and no personal or individual liability or responsibility is assumed by, nor shall any recourse at any time be asserted or enforced against, any such past, present, or future general or limited partner, officer, director or shareholder or any of them, all of which recourse is hereby forever waived and released, the party’s sole recourse being to the assets and property of the other party.

10.	DISCLAIMER OF WARRANTIES AND LIMITATIONS OF LIABILITY
Both parties understand and acknowledge that this is a service Agreement, the sole and exclusive remedy of Client for any and all losses and damages relating to the Agreement or anything relating to the subject matter of the Agreement, including, without limitations, any claim of breach of warrant, breach of contract, negligence, or strict liability, shall be limited to a refund of the amount paid which is attributable to any nonconforming service, except as expressly stated herein. There are no warranties, expressed or implied. All other warranties, including warranties of merchantability or fitness, for a particular purpose, are excluded and will not apply to the service to be provided under this agreement. System Operator shall not be liable to Client, its employees, agents, customers or to any third party for any claim, lost sales or lost profits, which in any way arise out of or in conjunction with the services to be provided under this agreement, even if System Operator has been advised of the possibility of such loss or damage.

11.	Assignment. Neither party may assign or transfer this Agreement or any right or duties hereunder without written consent of the other, which consent shall not be unreasonably withheld.

Exhibit 10.1 Page 2

12.
Confidentiality. Multiband acknowledges that, in the performance of its duties and responsibilities hereunder, it will receive confidential information. Multiband agrees that all such information shall be maintained as confidential and shall be used by Multiband only to perform its obligations under this Agreement.

IN WITNESS WHEREOF, the parties have agreed to the terms and conditions of this Agreement.

Multiband Corporation	URON Inc.

By:	By:

Name:

Exhibit 10.1 Page 3

EXHIBIT A

1.	Tier 1 and Tier 2- Customer Service and Help Desk:
Multiband will make every reasonable effort to keep telephone support delivery at a high standard. As a part of this commitment, we will work diligently to keep hold times under an average of 2 minutes but can not make guarantees as incoming calls may change beyond Multiband’s control. We will make staffing decisions based on forecast of call volume and daily tracking of call traffic to help ensure and maintain this high level of customer support.

Call Handling:
The Multiband facility has more than adequate incoming telecommunications capacity to handle ongoing telephone traffic associated with your business. The customer service team will greet the customer as one of your customers via phone system notification. The phones will be answered in a way that is suitable to the client. Call guides will be developed to bring consistency to the customer’s experience.

Multiband will provide call traffic reports on a weekly or monthly basis depending on how often you want to see reports. Daily reports can be attained at customer’s request.

Sales Fulfillment:
Given the other call center functions Multiband is proposing, sales fulfillment within the call center becomes logical. As potential subscribers are evaluating services and service providers, it is not uncommon to have 1-2 phone interactions with a potential subscriber prior to them enrolling for service. Multiband has a great deal of experience in explaining various video and internet solutions and would be a strong asset to your business in securing subscribers who may be considering other options.

General Troubleshooting
-	Verification if PC is on-line
-	Basic browser and e-mail setup and ongoing support
-	Authentication support
-	Narrow down possible causes of issue for next escalation
-	Verify system service delivery levels and signal strength (not available

2.	Invoice and Payment processing:
Subscriber Invoices will be designed to reflect your preferred graphical look but will retain the layout of the existing Multiband invoice. The invoice will have telephone numbers and remittance addresses appropriate to the project.

Below is our suggested invoicing and payment handling process:

1.	Invoices are generated monthly in advance for services and would be delivered either electronically via email or via paper invoicing and the United States Postal Service.
2.	Payments are either processed electronically via ACH or credit card on designated due date.
3.	Customers will mail checks to the address designated by you and reflected on the invoice.

This invoicing and payment process enables Multiband customer service agents to efficiently handle customer billing questions as billing data will be up to date. Fulfillment of customer billing questions and concerns in a timely and accurate fashion is of utmost importance. Multiband strongly recommends that subscribers take advantage of automated payment methods. This message can be printed on invoices and told to the customer by the call center.

Exhibit 10.1 Page 4

Billing Cycle Dates

Weekly

3.	Service Pricing:

Fixed Payment of $116,500 , payable in advance
Plus an additional fee for Customer Service & Billing of $3.25 per sub/month (includes Dispatching)
Also, includes Web-based customer portal where customers can maintain their accounts
Credit Card fees    3%
New property setup fee  $2.00 per door

4.	Accounting and Legal Assistance: Time and Materials

5.	Services calls: Time and Materials

Agreed to by:

Multiband Corporation.

URON , Inc.

Exhibit 10.1 Page 5